Exhibit 10.5
ROYAL BANK AMERICA
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (“SERP”)

i

SECTION 1 — STATEMENT OF PURPOSE
     This Plan (as herein defined) is designed and implemented for the purpose of providing to a limited group of key management or highly compensated employees of the Bank (as herein defined), who are largely responsible for the Bank’s success, the opportunity to receive deferred compensation in the form of supplemental executive retirement benefits, thereby increasing the incentive of such key employees to remain in the employ of the Bank and to make the Bank more profitable. Special payments shall be made to Participants (as herein defined) upon retirement or death and are intended to provide Participants with additional financial security.
     Effective January 1, 2005, the Plan has been amended and restated to implement certain amendments adopted by the Board and to comply with the terms of Section 409A of the Code (as herein defined).
SECTION 2 — DEFINITIONS
          2.1. “Accrued Benefit” means a Participant’s normal retirement benefit, as described in Section 4.1 hereof, multiplied by a fraction, the numerator of which is the Participant’s total number of Years of Service with the Bank at the time of determination, and the denominator of which is the aggregate number of Years of Service with the Bank the Participant would have accumulated at his or her Normal Retirement Age.
          2.2. “Actuarial Equivalent” means, with respect to a given benefit, any other benefit provided under the terms of the Plan which has the same present or equivalent value on the date the given benefit payment commences, based on the use of actuarial equivalent factors adopted by the Bank and being used to value the Plan liabilities at the time of the calculation.
          2.3. “Bank” means Royal Bank America, a Pennsylvania corporation, also doing business as the Royal Bank, including any subsidiaries, successors and assigns thereto.
          2.4. “Beneficiary” means any person or persons designated by a Participant in writing on a form satisfactory to the Bank. In the absence of any living designated beneficiary, a deceased Participant’s Beneficiary shall be the deceased Participant’s then living spouse, if any, for his or her life; if none, or from and after such spouse’s death, then the living children of the deceased Participant, if any, in equal shares, for their joint and survivor lives; and if none, or after their respective joint and survivor lives, the estate of the deceased Participant.
          2.5. “Board” means the Board of Directors of the Bank.

          2.6. “Change of Control” means the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (hereinafter called “Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13e-3 promulgated under the Act) of thirty percent (30%) or more of either the outstanding shares of common stock or the combined voting power of the Bank’s then outstanding voting securities entitled to vote generally, or the approval by the shareholders of the Bank of a reorganization, merger, or consolidation, in each case, with respect to which persons who were shareholders of the Bank immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated the Bank’s then outstanding securities, or a liquidation or dissolution of the Bank. or of the sale of all or substantially all of the Bank’s assets.
          2.7. “Compensation Committee” means the committee appointed by the Board pursuant to Section 9.4 that is authorized to oversee, administer and amend the Plan.
          2.8. “Company” means Royal Bancshares of Pennsylvania, Inc. including any subsidiaries, successors and assigns thereto.
          2.9. “Code” means the Internal Revenue Code of 1986, as amended.
          2.10. “Disability” means the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.
          2.11. “Early Retirement Date” means a date on which a Participant retires from the Bank on or after attaining age fifty-five (55) and at least one (1) year of Participation in the Plan, then having completed at least ten (10) years of employment service with the Bank.
          2.12. “Effective Date” means January 1, 1998.
          2.13. “High Average Recognized Compensation” means the Recognized Compensation (as defined herein) of a Participant for each of the three (3) consecutive calendar years of his or her employment service with the Bank which produce the highest annual average. If a Participant has been in the employ of the Bank for more than one (1) calendar year but less than three (3) calendar years, then the High Average Recognized Compensation for that Participant shall be based upon that Participant’s actual calendar years of service. If a Participant has served with the Bank for less than one (1) year, then the High Average Recognized Compensation for that Participant shall be equal to the Participant’s Recognized Compensation. If necessary under the Participant’s SERP Agreement, High Average Salary Compensation (based solely of the Participant’s salary) and High Average Bonus Compensation shall be determined separately, but shall be based on the same years.
          2.14. “Normal Retirement Age” means the date on which a Participant attains age sixty (60) and has completed at least one (1) year of Participation in the Plan.
          2.15. “Participant” means an employee of the Bank selected by the Board for participation in the Plan in accordance with Section 3 hereof, and who has not for any reason become ineligible to participate further in this Plan. An individual shall be deemed to continue as a Participant until all benefits payable to the Participant under this Plan have been distributed.
          2.16. “Plan” means the Royal Bank Supplemental Executive Retirement Plan (“SERP”) as contained in this document, including all amendments thereto.
          2.17. “Plan Year” means the twelve month period commencing on January 1 of each year and ending the following December 31.
          2.18. “Recognized Compensation” means the annual compensation level to be used for purposes of the Plan in determining the amount of benefits to which a Participant is entitled. Each Participant’s Recognized Compensation shall be that amount listed in that Participant’s SERP Agreement (as herein defined) as such amount may be amended from time to time by the Compensation Committee. Recognized Compensation can be arbitrarily set by the Compensation Committee, may include such percentage of a Participant’s annual bonus as may be determined by the Compensation Committee and need not be the same as the Participant’s base salary or W-2 compensation.
          2.19. “SERP Agreement” means a written agreement between a Participant and the Bank in substantially the form attached hereto as Exhibit A.
          2.20. “Specified Employee” means, as determined pursuant to Section 409A of the Code and regulations thereunder, a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank or the Company is publicly traded on an established securities market or otherwise.
          2.21. “Termination for Cause” means the termination of a Participant’s employment with the Bank for any one or more of the following reasons: (a) fraud, misappropriation or intentional material damage to the property or operation of the Bank; (b) conviction of a felony; or (c) continuance of failure by the Participant to perform his or her duties after written notice to the Participant by the Bank’s Board specifying such failure, provided that such failure shall have been found by a two-thirds (2/3) majority vote of the members of the Board other than the Participant.
          2.22. “Year of Service” means a period of twelve consecutive months during which a Participant is employed by the Bank and performs at least 1,500 hours of service. Unless otherwise provided in his or her SERP Agreement, in determining a Participant’s Years of Service, he or she shall receive credit for service from and after his or her most recent employment commencement date.
SECTION 3 — ELIGIBILITY, PARTICIPATION AND VESTING
          3.1. Eligibility. The Board, in its sole discretion, shall select the employees of the Bank who are eligible to become Participants. Notwithstanding the foregoing, effective January 1, 2003, in order to become a Participant in the Plan, an employee of the Bank must have completed a minimum of 10 Years of Service.
          3.2. Participation. The Board or its designee shall notify those employees selected for participation of the benefits available under the Plan. An eligible employee becomes a Participant in the Plan upon the execution and delivery by him or her and the Bank of a SERP Agreement. Thereafter, a Participant shall remain a Participant as long as he or she is continuously employed by the Bank.
          3.3. Suicide. Notwithstanding any other term or provision of this Plan or any SERP Agreement, this Plan and the applicable SERP Agreement shall be void and of no force or effect with respect to any Participant who dies by reason of suicide within two (2) years after the date of his or her SERP Agreement, and no benefit of any kind shall be payable under this Plan to such Participant, his or her Beneficiary or any other person claiming under him or her.
          3.4. Vesting. If a Participant was a Participant in the Plan prior to January 1, 2003, upon attaining Normal Retirement Age such Participant shall be 100% vested in his or her benefit under the Plan.

Otherwise, a Participant shall be 100% vested in his or her benefit under the Plan upon completing 10 Years of Service.
SECTION 4 — RETIREMENT BENEFIT
          4.1. Normal Retirement Benefit.
          (a) If a Participant is continually employed by the Bank until his or her Normal Retirement Age, his or her normal retirement benefit shall be an annual benefit equal to that percentage of his or her High Average Recognized Compensation specified in his or her SERP Agreement.
          (b) If the Participant terminates employment on the date he or she attains his Normal Retirement Age, the normal retirement benefit shall be payable in equal monthly installments commencing on the first day of the month following the Participant’s Normal Retirement Age and continuing for the remainder of the Participant’s life.
          (c) If the Participant terminates employment after the date he attains his Normal Retirement Age, then he or she shall receive a benefit payable in equal monthly installments commencing on the first day of the month following the Participant’s retirement and continuing for the remainder of the Participant’s life. If specifically provided in the Participant’s individual SERP Participation Agreement, the benefit payable shall be increased to be the Actuarial Equivalent of the benefit the Participant would have received had the Participant retired on the date he or she attained Normal Retirement Age.
          4.2. Early Retirement Benefit. If a Participant is continually employed by the Bank until his or her Early Retirement Date, he or she shall be entitled to receive an early retirement benefit equal to the Actuarial Equivalent amount of his or her Accrued Benefit. This early retirement benefit shall be payable in equal monthly installments commencing on the first day of the month following the Participant’s actual retirement, continuing for the remainder of the Participant’s life.
          4.3. Death After Commencement of Retirement Benefit. If, after commencement of benefits under Section 4.1 or 4.2, a Participant should die prior to the completion of one-hundred-twenty (120) monthly payments, such monthly payments shall be continued to the Participant’s Beneficiary until the completion of one-hundred-twenty (120) combined monthly payments.

          4.4. Alternate Form of Payment. The Bank may, in its sole and absolute discretion, approve a retiring Participant’s request of an alternate form of life annuity in which case such payments shall be in the amount of the Actuarial Equivalent of the normal form of benefit hereunder. No installment or lump sum payments shall be permitted under this Section 4.4.
          4.5. Forfeiture of Benefits. Notwithstanding the foregoing provisions of this Section 4, a Participant shall forfeit all benefits under the Plan if his or her employment with the Bank terminates by reason of a Termination for Cause or if he or she violates the restrictive covenant set forth in Section 8 hereof.
          4.6. Loan of Portion of Benefits. In the event that the Participant or his or her Beneficiary is required to include an amount in taxable income for any year in excess of the actual cash payments made under this Plan to the Participant or Beneficiary in such year (the “Excess Income”), the Bank shall loan to the Participant or Beneficiary an amount equal to the Excess Income multiplied by a percentage equal to the marginal tax rate applicable to inclusion of the Excess Income in the taxable income of the Participant or Beneficiary, plus the amount of any penalties or interest assessed by the Internal Revenue Service with respect to the Excess Income (the “Loan”). The Loan shall be evidenced by a note payable to the Bank in 120 equal monthly installments, commencing the first month in which benefits become payable, including interest at the rate determined by the Board but not in excess of the prime lending rate as published in the Wall Street Journal as of the date of the Loan. If the Wall Street Journal prime rates are no longer published, the interest rate shall be based on some other similar published rate selected by the Board in its sole discretion. The Bank shall reduce the amount of the monthly benefit payments hereunder to the Participant or Beneficiary by the amount of the monthly payments on the Loan.
SECTION 5 — PRE-RETIREMENT SURVIVOR BENEFIT
          5.1. Survivor Benefit.
          (a) If a Participant dies while employed by the Bank but prior to the Participant’s Early Retirement Date, the Bank shall pay to the Beneficiary of the Participant the survivor benefit specified in the Participant’s SERP Agreement. This survivor benefit shall be equal to that percentage of his or her Recognized Compensation specified in his or her SERP Agreement. This benefit shall be payable in equal monthly installments commencing on the first day of the month following the Participant’s death and continuing for sixty (60) months.
          (b) If a Participant dies while employed by the Bank and on or after the Participant’s Early Retirement Date, the Bank shall pay to the Beneficiary of the Participant the survivor benefit specified in the Participant’s SERP Agreement. This survivor benefit shall be equal to that percentage of his or her Recognized Compensation specified in his or her SERP Agreement. This benefit shall be payable in equal monthly installments commencing on the first day of the month following the Participant’s death and continuing for one hundred twenty (120) months.
SECTION 6 — TERMINATION OF EMPLOYMENT
          6.1. Termination Benefit. If a Participant terminates employment with the Bank prior to attaining his or her Early Retirement Date, other than by reason of death or Disability, said Participant shall be entitled to that vested portion of his or her Accrued Benefit as specified in his or her SERP Agreement; provided, however, that in the event the Participant is subsequently (1) removed or prohibited from being an institutional-affiliated party by a final order of the appropriate federal banking agency, pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking pursuant to state law, or (2) is convicted of a crime for which the criminal activity charged primarily involved conduct engaged in while an employee or director of the Bank, the Bank shall have no obligation to make future payments as of the date of the final order or conviction, as the case may be.
          6.2. Change of Control. Notwithstanding anything to the contrary herein, if a Participant’s employment with the Bank is terminated, other than by retirement, death, Disability, or Termination for Cause, within two (2) years of a Change of Control of the Bank, then, for purposes of this Plan, it shall be deemed that the Participant has remained in the employ of the Bank until the earlier to occur of: (a) the Participant’s death; or (b) the Participant’s attaining his or her Normal Retirement Age, except as provided in Section 4.2 herein. Furthermore, if at the time a Change of Control occurs, the Bank had established a trust in accordance with Section 9.5 hereof, the Bank shall be required to transfer cash and/or other assets to said trust in an amount equal to the discounted present value of all of the future benefits payable hereunder to each Participant and Beneficiary. If the Bank had not previously established a trust in accordance with Section 9.5 hereof, a trust shall be established at the time a Change of Control occurs, and the above funding requirements will apply to said trust. The discount rate shall be the 5-Year United States Treasury Note rate as published on the first day of the month immediately preceding the date on which the determination is made, compounded annually. If these rates are no longer published, the discount rate shall be some other similar average selected by the Board in its sole discretion.
          6.3. Restriction of Timing of Distributions. Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at termination of employment under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made by reason of termination of employment may not commence earlier than six (6) months after the date of such termination of employment. Therefore, in the event this Section 6.3 is applicable to a Participant, any distribution that would otherwise be paid to the Participant within the first six months following the termination of employment shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the termination of employment. All subsequent distributions shall be paid in the manner specified.
SECTION 7 — DISABILITY BENEFIT AND AUTHORIZED
LEAVE OF ABSENCE
          7.1. Disability Benefit. Notwithstanding anything to the contrary herein, if a Participant’s employment with the Bank is terminated prior to attaining his or her Early Retirement Date as a result of the Participant’s Disability, then, for purposes of this Plan, it shall be deemed that the Participant has remained in the employ of the Bank until the earliest to occur of: (a) the Participant’s death; (b) the Participant’s attaining his or her Normal Retirement Age, except as provided in Section 4.2 herein; or (c) the cessation of the Participant’s Disability and the failure of the Participant to return to active employment with the Bank within a reasonable time after recovery from the Disability.
          7.2. Authorized Leave of Absence. A Participant’s employment with the Bank shall not be deemed to have terminated for purposes of this Plan during any authorized leaves of absence.
SECTION 8 — RESTRICTIVE COVENANT
          8.1. Restrictive Covenant. It shall be a condition to the payment of benefits under this Plan that, during the first three-year period after termination of employment or retirement, the Participant does not (i) own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation, or control of any business or entity within the Philadelphia SMSA (Standard Metropolitan Statistical Area) if such ownership, management, operation, joining, control, employment or participation will or could reasonably be expected to harm the business, profitability, business interests or reputation of the Bank, or (ii) disclose any information deemed to be confidential or a trade secret, as described in the following paragraph, to anyone who is not a current Bank employee without the express written permission of the Bank, with said written permission having been duly authorized by the Bank’s Board of Directors.
          The Participant acknowledges and agrees that Participant has access to certain confidential and sensitive information relating to the Bank incident to Participant’s employment by the Bank, including, but not limited to, information pertaining to: (i) the identity of the Bank’s customers and customer prospects; (ii) the special needs of the Bank’s customers; (iii) confidential market studies, information and analyses; (iv) current and prospective services; (v) business projections; (vi) business plans and strategies; (vii) financial statements and information; and (viii) special services of the Bank. The Participant acknowledges and agrees that this information, if disclosed, could place the Bank at a competitive disadvantage. Consequently, the Participant acknowledges and agrees that such information constitutes a trade secret, and the Participant acknowledges and agrees not to disclose such information to any person who is not a current employee of the Bank at any time prior to, or subsequent to, the termination of employment or retirement, without the express written consent of the Bank.
SECTION 9 — ADMINISTRATION
          9.1. General. The Plan shall be administered by the Board or its designee. The Board shall have the authority, subject to the terms of the Plan, to construe the provisions of the Plan and to adopt rules and regulations and make all determinations necessary or advisable for the administration of the Plan. The Board shall make all determinations as to rights to benefits under the Plan. No member of the Board shall be liable for any action of determination made in good faith with respect to the Plan or any SERP Agreement. Any decision by the Board denying a claim by a Participant or a Beneficiary for benefits under the Plan shall be stated in writing and delivered or mailed to the Participant or Beneficiary at his or her last known address. Such decision shall set forth the specific reasons for the denial of benefits. In addition, the Board shall afford a reasonable opportunity to the Participant or Beneficiary for a full and fair review of the decision denying such claim within thirty (30) days of such notice.
          9.2. Participant Statement. The Bank shall provide each Participant on an annual basis with a statement showing that Participant’s current and projected survivor income benefit and retirement benefit under the Plan.
          9.3. Interpretation. The interpretation and construction of the Plan by the Board, and any action taken hereunder, shall be binding and conclusive upon all parties in interest. No member of the Board shall be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of the Plan, so long as such action or omission be made in good faith.
          9.4. Authority to Appoint a Committee. The Board, within its discretion, shall have the authority to appoint a Compensation Committee of not less than three (3) of its members which shall have authority over the Plan in lieu of the entire Board.

          9.5. Authority to Establish a Trust. The Board shall have the right at any time to establish a trust to which the Bank may transfer from time to time certain assets to be used by said trustee(s) to satisfy some or all of the Bank’s obligations and liabilities under the Plan. All assets held by such trust shall be subject to the claims of the Bank’s creditors in the event of the Bank’s Insolvency (as defined herein). The Bank shall be considered “Insolvent” for purposes of said trust if: (a) the Bank is unable to pay its debts as they become due; and (b) the Bank is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
          9.6. Amendment and Termination of the Plan. The Bank reserves the right, at any time and from time to time, by action of the Board, to amend or terminate the Plan, including but not limited to the right to discontinue making premium contributions for any year for which the Bank is not profitable. Notwithstanding the foregoing, no such amendment or termination shall reduce or accelerate (a) the benefits (including survivor benefits) of a Participant (or Beneficiary) to whom payments under this Plan had then commenced, or (b) the Accrued Benefit (including survivor benefits) of a Participant who has not yet attained his or her Normal Retirement Age, or (c) the benefits (including survivor benefits) of a Participant who has then attained his or her Normal Retirement Age, or (d) the benefits (including survivor benefits) of a Participant whose employment with the Bank has been terminated. In addition, each other Participant employed by the Bank on the date of such amendment or termination shall be entitled to benefits (including survivor benefits) under this Plan, at such time as such benefits would have been paid absent such amendment or termination, in an amount equal to the amount that would have been paid under the Plan if he or she had terminated employment on the day immediately preceding the date of such amendment or termination of the Plan.
          9.7. Plan Terminations under Section 409A. Notwithstanding anything to the contrary in Section 9.6, if the Bank terminates the Plan in the following circumstances:
          (a) Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Company’s plans and arrangements which are substantially similar to the Plan are terminated so the Participants and all participants in similar plans and arrangements are required to receive all amounts of compensation deferred under the terminated plans and arrangements within twelve (12) months of the termination of the plans and arrangements;
          (b) Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participants gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture or (iii) the first calendar year in which the distribution is administratively practicable; or
          (c) Upon the Bank’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new account balance plans for a minimum of five (5) years following the date of such termination;
the Bank may distribute benefits under the Plan, to the Participants, in a lump sum subject to the above terms.
SECTION 10 — COMPANY-OWNED LIFE INSURANCE (“COLI”)
          10.1. Bank Owns All Rights. In the event that, in its discretion, the Bank purchases a life insurance policy or policies insuring the life of any Participant to allow the Bank to informally finance and/or recover, in whole or in part, the cost of providing the benefits hereunder, neither the Participant nor any Beneficiary shall have any rights whatsoever therein. The Bank shall be the sole owner and beneficiary of any such policy or policies and shall possess and may exercise all incidents of ownership therein, except in the event of the establishment of and transfer of said policy or policies to a trust by the Bank as described in Section 8 hereof.
          10.2. Participant Cooperation. If the Bank decides to purchase a life insurance policy or policies on any Participant, the Bank will so notify each Participant. Each Participant shall consent to being insured for the benefit of the Bank and shall take whatever actions may be necessary to enable the Bank to timely apply for and acquire such life insurance and to fulfill the requirements of the insurance carrier relative to the issuance thereof as a condition of eligibility to participate in the Plan.
          10.3. Participant Misrepresentation. If: (a) any Participant is required by this Plan to submit information to any insurance carrier; and (b) the Participant makes a material misrepresentation in any application for such insurance; and (c) as a result of that material misrepresentation the insurance carrier is not required to pay all or any part of the proceeds provided under that insurance, then the Participant’s (or the Participant’s Beneficiary’s) rights to any benefits under this Plan may be, at the sole discretion of the Board, reduced in proportion to the reduction of proceeds that is paid by the insurance carrier because of such material misrepresentation.

SECTION 11 — MISCELLANEOUS
          11.1. Non-Alienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Plan or any SERP Agreement shall be void. No such right or benefit shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled thereto. If a Participant or any Beneficiary hereunder shall become bankrupt, or attempt to anticipate, alienate, sell assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Board, cease and terminate, and in such event, the Board may hold or apply the same or any part thereof for the benefit of the Participant or his or her Beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Board may deem proper.
          11.2. Unsecured Bank Liability. The obligation of the Bank to make payments hereunder to a Participant shall constitute an unsecured liability of the Bank. Such payments shall be made from the general funds of the Bank, and the Bank shall not be required to establish or maintain any special or separate fund, to purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payments shall be made. Neither a Participant nor any other person shall have any interest in any particular asset of the Bank by reason of its obligations hereunder, and the right of any of them to receive payments under this Plan shall be no greater than the right of any other unsecured general creditor of the Bank. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Bank and a Participant or any other person.
          11.3. No Employment Agreement. Neither the execution of this Plan or any SERP Agreement nor any other action taken by the Bank pursuant to this Plan shall be held or construed to confer on a Participant any legal right to be continued as an employee of the Bank or to restrict the right of the Bank to terminate his or her employment.
          11.4. Designation of Beneficiary. Each Participant shall file with the Bank a notice in writing, in a form acceptable to the Board, designating one or more Beneficiaries to whom payments becoming due by reason of or after his or her death shall be made. Participants shall have the right to change the Beneficiary or Beneficiaries so designated from time to time; provided, however, that no such change shall become effective until received in writing and acknowledged by the Bank.

          11.5. Payment to Incompetents. The Bank shall make the payments provided herein directly to the Participant or Beneficiary entitled thereto or, if such Participant or Beneficiary has been determined by a court of competent jurisdiction to be mentally or physically incompetent, then payment shall be made to the duly appointed guardian, committee or other authorized representative of such Participant or Beneficiary. The Bank shall have the right to make payment directly to a Participant or Beneficiary until it has received actual notice of the physical or mental incapacity of such Participant or Beneficiary and actual notice of the appointment of a duly authorized representative of his or her estate. Any payment to or for the benefit of a Participant or Beneficiary shall be a complete discharge of all liability of the Bank therefore.
          11.6. Claims for Benefits. Each Participant or other person claiming any benefit under this Plan must give written notification thereof to the Bank. If a claim is denied, it must be denied within a reasonable period of time, and be contained in a written notice stating the following: (a) the specific reason for the denial; (b) specific reference to the Plan provision on which the denial is based; (c) description of additional information necessary for the claimant to present his or her claim, if any, and an explanation of why such material is necessary; (d) an explanation of the Plan’s claims review procedure. The claimant will have 60 days to request a review of any denial by the Board. The request for review must be in writing and delivered to the Board, which will then provide a full and fair review. The claimant may review pertinent documents, and he or she may submit issues and comments in writing. The decision by the Board with respect to the review must be given within 60 days after receipt of the request, unless special circumstances require an extension (such as for a hearing). In no event shall the decision be delayed beyond 120 days after receipt of the request for review. The decision shall be written in a manner calculated to be understood by the claimant, and it shall include specific reasons and refer to specific Plan provisions on which it is based.
          11.7. Binding Effect. Obligations incurred by the Bank pursuant to this Plan shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and the Participant, his or her Beneficiaries, personal representatives, heirs, and legatees.
          11.8. Entire Plan. This document and any amendments hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.
          11.9. Merger, Consolidation or Acquisition. In the event of a merger or consolidation of the Bank with another corporation or entity, or the acquisition of the outstanding stock of the Bank by another corporation or entity, then and in such event the obligation and responsibilities of the Bank under this Plan shall be assumed by any such successor or acquiring corporation or entity, and all of the rights, privileges and benefits of the Participant hereunder shall continue.
          11.10. Enforceability. If any term or condition of this Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Plan shall be valid and enforced to the fullest extent and in the broadest application permitted by law.
SECTION 12 — CONSTRUCTION
          12.1. Governing Law. This Plan shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.
          12.2. Compliance with Section 409A. This Plan shall at all times be administered and the provisions of this Plan shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder.
          12.3. Gender. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.
          12.4. Headings, Etc. All headings used in this Plan are for convenience of reference only and are not part of the substance of this Plan.
          IN WITNESS WHEREOF, this Plan, having been duly approved and adopted by the Board of Directors of the Bank, is executed by the duly authorized officers of the Bank as of the Effective Date.